Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Inquiries:

Jonathan Brust

Glowpoint, Inc.

(866) 456-9764, ext. 2052

pr@glowpoint.com

Glowpoint Exchanges Majority of Debt for Equity, Extends Maturity of

Remaining Debt and Raises Additional Equity Capital

Management Committed to Achieving Positive Operating Income

HILLSIDE, N.J. – November 26, 2008 – Glowpoint, Inc. (OTC:GLOW.OB) announced today that it has completed a transaction that substantially restructures the Company’s current debt and raises additional equity capital. The Company’s debt was due to mature in March of 2009. The Company indicated on recent investor conference calls that it was seeking to restructure the debt and hoped to have some of the debt converted to equity.  Additionally, the Company was seeking additional capital to support its growth. The transaction announced today accomplishes these key objectives and will allow the Company to focus on achieving positive operating income.

The following are key highlights from the transaction:

•

Exchanged Debt: The Company exchanged approximately $7.5 million, or more than 62%, of its senior secured convertible notes for shares of a newly-created Series A Convertible Preferred Stock and Series A-3 Warrants.

•

Extended Remaining Debt: The Company’s remaining senior secured convertible notes, totaling approximately $5 million, were amended to, among other things, extend their maturity date to September 30, 2010.

•

Raised Additional Equity Capital: The Company raised additional equity capital with gross proceeds of approximately $1.8 million by selling additional shares of its newly created Series A Convertible Preferred Stock at an effective price per share of $0.40 and Series A-3 Warrants with an exercise price of $0.40 per share.

•

Amended Warrants: The Company’s outstanding warrants were amended to eliminate any requirement to account for a derivative liability.

“In the current economic climate, we are pleased to successfully complete this transaction,” said Michael Brandofino, Glowpoint’s Chief Executive Officer. “The fact that our debt holders converted a significant portion of their outstanding debt to equity and added to their investment with additional capital at a purchase price significantly above our current market price represents a strong vote of confidence in Glowpoint. With the remaining debt maturity extended almost two years, we are free to focus on growth and achieving positive operating income. The management team feels confident that this goal can be achieved and, as part of this transaction, agreed to forego any cash, option or stock bonuses until we have achieved two consecutive quarters of positive operating income.”

In addition to restructuring the Company’s debt, the Company raised additional gross proceeds of approximately $1.8 million through the issuance of additional shares of its newly-created Series A Convertible Preferred Stock and Series A-3 Warrants.  The proceeds from the financing will be used primarily to fund growth and enable the Company to achieve its stated goal of positive operating income.

Each share of Series A Convertible Preferred Stock has a stated value of $7,500, is entitled to receive dividends at a rate of 5% per annum on the stated value commencing one year after issuance and is convertible into 10,000 shares of common stock.  Once payable, dividends on the Series A Convertible Preferred Stock will be paid in kind so long as any senior secured notes remain outstanding and are payable in cash thereafter.  Investors also received Series A-3 Warrants to purchase 5,000 shares of common stock for each share of Series A Preferred Stock received (or portion thereof).  The Series A-3 Warrants expire five years from issuance and have an exercise price per share of $0.40.

The senior secured notes not exchanged for Series A Convertible Preferred Stock were amended to, among other things, extend the maturity date to September 30, 2010.  In connection with amending certain of the senior secured notes, the Company issued Series A-3 Warrants to purchase an aggregate of approximately 2.4 million shares of common stock.

In connection with the above transactions, the Company amended the warrants held by holders of senior secured notes (whether exchanged or amended) to, among other things, reduce the exercise price to $0.40 per share, extend the expiration date to five years from the date hereof, and eliminate any provisions that require accounting for a derivative liability. The Company also exchanged all of its existing and outstanding shares of Series C Convertible Preferred Stock, with a stated value of approximately $4.75 million, for approximately 633 shares of newly-created Series A Convertible Preferred Stock, which also have a stated value of approximately $4.75 million.

The Series A Convertible Preferred Stock, warrants and other securities were issued to institutional investors and certain company insiders, each of whom is an accredited investor, in reliance upon exemptions from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder. Pursuant to the terms of the financing, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the Series A-3 warrants.

For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

About Glowpoint

Glowpoint, Inc. (OTC: GLOW), is a premiere, IP-based managed video communications services provider. Glowpoint is innovating video communications with services supporting traditional video conferencing, Telepresence VNOC, Broadcast Content Acquisition and Delivery, and Call Center Applications. Glowpoint’s services are delivered over a robust, video-centric network that reaches around the world and serves clients ranging from Fortune 100 enterprises and leading broadcast networks to SMB markets. Glowpoint is headquartered in Hillside, New Jersey. To learn more, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

####